Exhibit (a)(1)(ix)

ADOLOR CORPORATION

OFFER TO EXCHANGE

FORM OF COMMUNICATION TO ELIGIBLE PERSONS

REJECTING THE ELECTION FORM

UNDER THE OFFER TO EXCHANGE

To:	[Name of Eligible Person]
From:	Adolor Corporation
Date:	[Date of Transmission]
Re:	Rejected Election Form Under the Offer to Exchange (the “Offer”)

As described in the Confirmation of Receipt of Election Form Under the Offer to Exchange previously delivered to you, Adolor Corporation has received your Election Form under the Offer.  Unfortunately, your Election Form regarding the Offer was either inaccurate or incomplete and was not accepted. [Reasons for rejection to be described] (the “Defect”).

If you wish to participate in the Offer, please complete and execute the attached new Election Form correcting the Defect and return it as soon as possible.  Your properly completed Election Form should be (i) mailed or delivered to Adolor Corporation, Attention: Leah Zuber, (ii) faxed to 484-595-1582, Attention: Leah Zuber, or (iii) scanned and e-mailed to OptionExchange@adolor.com.  Election Forms should not be sent via inter-office mail.

We must receive the new Election Form correcting the Defect before the Offer expires. Unless we extend it, the Offer will expire at 5:00 p.m. EDT on Wednesday, August 19, 2009.

If you have any questions, please send them via e-mail to OptionExchange@adolor.com.